Exhibit 10.6

MULLEN AUTOMOTIVE, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (Agreement) is made as of this 21st day of March 2023, by and between Chester Bragado (Employee) and Mullen Automotive, Inc., a California corporation the “Company”.

PREAMBLE

The Company desires to employ Employee as the Chief Accounting Officer of the Company effective March 10, 2023, and to compensate Employee, therefore. Employee desires to be employed by the Company and to commit to serve the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties, the parties agree as follows:

1.	Definitions.

Benefits shall mean all the fringe benefits approved by the Board from time to time and established by the Company for the benefit of Employees generally, including, but not limited to, regular holidays, vacations, absences resulting from illness or accident, health insurance, disability, and medical plans (including dental and prescription drug), group life insurance, and pension, profit-sharing and stock bonus plans or their equivalent.

Board shall mean the Board of Directors of the Company, together with an executive committee thereof (if any), as the same shall be constituted from time to time.

Cause shall mean (i) gross negligence in the performance of the material responsibilities of the Employee’s position, (ii) willful misconduct in the performance and discharge of the Employee’s material duties or that is otherwise materially injurious to the Company’s business, (iii) conviction of or a plea of no contest to a felony or Employee’s incapacity due to alcoholism or substance abuse, or (iv) a material and intentional breach by Employee of his principal obligations under this Agreement not remedied within fifteen (15) business days after receipt of written notice from the Company.

Change of Control shall mean the occurrence of one or more of the following events:

•	A Reorganization; or
•	A sale of all or substantially all of the assets of the Company.

Chairman shall mean the individual designated by the Board from time to time as its chairman.

Chief Executive Officer shall mean the individual having responsibility to the Board for direction and management of all operational affairs of the Company and who reports and is accountable only to the Board.

Company shall mean Mullen Automotive, Inc., a California corporation and any of its subsidiaries.

Competitive Business Activity shall mean the development, production, marketing and sale of vehicles.

Director shall mean the individual designated by the Board from time to time as a director of the Company.

Disability shall mean a written determination by an independent physician mutually agreeable to the Company and Employee (or, in the event of Employee's total physical or mental disability, Employee's legal representative) that Employee is physically or mentally unable to perform his duties of Chief Accounting Officer under this Agreement and that such disability can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve-(12)-month period.

Exchange Act shall mean the Securities Exchange Act of 1934.

Employee shall mean Chester Bragado and, if the context requires, his heirs, personal representatives, and permitted successors and assigns.

Performance Year shall mean each twelve-month period of employment under this Agreement commencing upon the date of this Agreement.

Person shall mean any natural person, incorporated entity, limited or general partnership, limited liability company, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as persons in§§ 13(d)(3) and 14(d)(2) of the Exchange Act.

Chief Accounting Officer shall mean the individual having responsibility to the Chief Executive Officer and the Board for such accounting affairs of the Company as directed by the Chief Executive Officer and/or the Board.

Reorganization shall mean any transaction, or any series of transactions consummated in a 12-month period, pursuant to which any Person acquires (by merger, acquisition, or otherwise) all or substantially all of the assets of the Company or the then outstanding equity securities of the Company and the Company is not the surviving entity, the Company being deemed surviving if and only if the majority of the Board of Directors of the ultimate parent of the surviving entity were directors of the Company prior to its organization.

Territory shall mean any state of the United States and any equivalent section or area of any country in which the Company has revenue-producing customers or activities.

1.Position and Responsibilities.

1.01Position. Employee shall serve as the Chief Accounting Officer. In this capacity, Employee shall, subject to the bylaws of the Company, and to the direction of the Chief Executive Officer and the Board, serve the Company by performing such duties and carrying out such responsibilities as are normally related to the position in accordance with the standards of the industry in which the Company carries on its business.

1.02Reporting. Employee, in his capacity as Chief Accounting Officer, will report directly to the Chief Executive Officer and the Board.

1.03Time and Efforts Covenant. Employee will, to the best of his ability, devote such time and efforts as are necessary to the performance of her duties for the Company and its subsidiaries.

1.04Employee's Commitment. During Employee's employment with the Company, Employee will not undertake or engage in any other employment, occupation, or business enterprise inconsistent with his obligations under this Agreement. If Employee serves on Boards of non-competitors, he will obtain prior written approval from the CEO. Subject to the foregoing, Employee agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest in the Territory adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or take any action towards any of the foregoing. The provisions of this Section shall not prevent Employee from owning shares of any entity engaging in Competitive Business Activity, so long as such shares (i) do not constitute more than 5% of the outstanding equity of such competitor, and (ii) are regularly traded on a national securities exchange or quoted for trading by the NASDAQ Stock Market.

1.05Relocation. Employee's place of employment will not be located outside the United States.

1.06Confidential Information.Employee recognizes and acknowledges that the Company's trade secrets and proprietary information and know how, as they may exist from time to time and to the extent, they are unique to and internally developed by the Company (Confidential Information), are valuable assets of the Company's business, access to and knowledge of which are essential to the performance of employee's duties hereunder.

Employee will not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, information or know-how to any Person for any reason or purpose whatsoever, nor shall Employee misuse of any such property for her own purposes or for the benefit of any Person (except the Company) under any circumstances during or after the term other employment, provided, however, that after the term of her employment these restrictions shall not apply to such secrets, information and know-how which are then in the public domain (provided that Employee was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company's consent).

Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order.

Employee agrees to hold as the Company's property all memoranda, books, papers, letters, customer and supplier lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by his or otherwise coming into his possession, and on termination of his employment, or on demand of the Company at any time, to deliver the same to the Company.

Employee shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company.

Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

1.07Records, Files. All records, files, drawings, documents, equipment and the like relating to the business of the Company which are prepared or used by Employee during the term of his employment under this Agreement shall be and shall remain the sole property of the Company.

1.08Equitable Relief. Employee acknowledges that his services to the Company are of a unique character which gives them a special value to the Company. Employee further recognizes that material and intentional violations by Employee of any one or more of the provisions of this Section 1 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such material and intentional violations may result in irreparable and continuing harm to the Company.

Employee agrees that, in addition to any other remedy which the Company may have at law and equity, including the right to withhold any payment of compensation under Section 3 of this Agreement, the Company shall be entitled to injunctive relief to restrain any material and intentional violation, actual or threatened, by Employee of the provisions of Section 2 of this Agreement.

1.09Work Products.

(a)Employee agrees promptly to disclose and deliver to the Company any and all, and hereby assigns, transfers, and sets over to the Company, Employee's entire and exclusive right, title, and interest, including rights in the nature of patent rights, trademark rights, copyrights, trade secrets, or design rights, in and to any and all, improvements, inventions, developments, discoveries, works of authorship, innovations, systems, techniques, ideas, processes, programs, listings, and other things that may be of assistance to the Company, whether patentable or unpatentable, relating to or arising out of any development, service, or product of, or pertaining in any manner to the business of, the Company whether conceived, developed, or learned by Employee, alone or with others, during or after normal business hours, while employed by the Company (collectively, Work Products). These include only items that would be construed as part of the Company's business plan. Any other unrelated activities that do not relate to the business plan of the Company will be the property of any third party and/or the Employee, whichever is applicable. Any developments for any third party shall be made solely on the Employee's personal time and not during business hours. The foregoing assignment includes, without limitation, all such rights in the United States of America and throughout the world, and in and to any letters patent, applications for letters patent, any division, reissue, extension, continuation, or continuation in part thereof, or any copyright or trademark registrations that may be granted and issued for such Work Products. Employee hereby authorizes and requests the Commissioner of Patents and Trademarks or other appropriate government official to issue any such Letters Patent or registrations to the Company, its successors, and assigns.

(b)The parties intend that the Company have the sole and exclusive right, title, and interest in such Work Products. Employee acknowledges and agrees that all Work Products will be and remain the exclusive property of the Company and that Employee will, upon the request of the Company, and without further compensation, do all lawful things requested by the Company to ensure the Company's ownership of the Work Products, including, without limitation, the execution of all documents requested by the Company to assign and transfer to the Company and its assigns all of Employee's right, title, and interest in the Work Products, if any, and to enable the Company to file and obtain patents, copyrights, and other proprietary rights in the United States and foreign countries relating to the Work Products. Employee hereby appoints the Company as Employee's attorney-in-fact to execute all documents relating to such registrations, applications, and assignments. The provisions of this Section

2.09 will survive the expiration or termination of this Agreement for any reason.

2.Compensation.

2.01Annual Compensation. The Company shall pay to Employee for the services to be rendered hereunder an annual base salary of $350,000.00 and 300,000 restricted shares (as adjusted for any reverse stock split the Company may initiate), of common stock of the Company which will be vested and due at the end of each full year of service with the Company (the Annual Compensation). The Annual Compensation will increase by 6% per year to reflect an annual merit increase to hedge against inflation. Employee's salary shall be payable in periodic installments in accordance with the Company's usual practice for similarly situated Employees of the Company.

2.02Incentive Compensation. In addition to his Annual Compensation, Employee shall be entitled to receive annual incentive compensation in such further amounts, if any, as determined by the Board from time to time (the Incentive Compensation). The Board may designate additional Incentive Compensation as it desires and said additions shall be attached as an addendum to this Agreement. Any Incentive Compensation which is not deductible in the opinion of the Company's counsel under § 162(m) of the Internal Revenue Code of 1986 as amended, shall be deferred and paid, without interest, in the first year or years when and to the extent such payment may be deducted, Employee's right to such payment being absolute so long as Employee remains employed by the Company, subject only to the provisions of Section 2.09.

2.03Participating in Benefits. Employee shall be entitled to all Benefits for as long as such Benefits may remain in effect and/or any substitute or additional Benefits made available in the future to similarly situated Employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefits adopted by the Company. Benefits paid to Employee shall not be deemed to be in lieu of other compensation to Employee hereunder as described in this Section 3.

3.Term/Termination.

3.01Constructive Discharge. If the Company (a) fails to comply with the provisions of Section 3, (b) locates Employee's place of employment outside the United States, or (c) engages in any material and intentional breach of the Company's principal obligations under this Agreement which is not remedied within fifteen (15) business days after receipt of written notice from the Employee (a Constructive Discharge), Employee may at his option terminate his employment.

3.02Termination by the Company for Cause. The Company shall have the right at any time to terminate the employment of Employee for Cause (a Termination by the Company for Cause) and such termination shall be effective as of the date of Termination by the Company for Cause.

3.03Termination by the Company for Reasons Other Than Cause.  If the Company terminates the employment of Employee and such termination is not for Cause (a “Termination by the Company for Reasons Other Than Cause”), then, the Company shall pay to Employee an amount equal to 90 days of Employee’s Annual Compensation at the time of such termination (the “Salary Termination Payment”).  The Salary Termination Payment shall be paid to Employee no later than 90 days after the date of such termination.  To the extent that Employee is not fully vested in Benefits from any pension or any other retirement plan or program (whether tax qualified or not) maintained by the Company, the Company shall obtain and pay the premium upon an annuity policy to provide Employee with Benefits as though he had been fully vested on the date that her employment terminated.

3.04Termination on Account of Employee's Death. In the event of Employee's death during his employment at the Company, the Company shall pay to Employee's beneficiary or beneficiaries (or to his estate if he fails to make such a designation) an amount equal to his Annual Compensation earned through the dated of Employee's death. Employee may designate one or more beneficiaries for the purposes of this Section 3.03 by making a written designation and delivering such designation to the Board of Directors. If Employee makes more than one such written designation, the designation last received before Employee's death shall control.

3.05Disability. If Employee shall sustain a Disability, the Company shall continue to pay to Employee while such Disability continues the full amount of his then-current Annual Compensation for the three-month period next succeeding the date upon which such Disability shall have been so certified, as well as a prorated amount of any Incentive Compensation which would have been paid to Employee at the end of the year. Thereafter, if Employee's Disability shall continue, the employment of Employee under this Agreement shall terminate and all obligations of Employee shall cease and Employee shall be entitled to receive the Benefits, if any, as may be provided by any insurance to which he may have become entitled pursuant to Section 3.04 as well as the acceleration of the exercise date of any incentive stock options granted prior to Employee's Disability.

4.Stock Options. Employee will be eligible to participate in any Company stock option plan and will participate at the level of other similarly situated Employees in such plan or any future stock incentive plans established by the Company.

5.Indemnification. The Company shall indemnify Employee and hold Employee harmless from and against any claim, loss or cause of action arising from or out of Employee's performance as an officer, director, or employee of the Company or in any other capacity, including any fiduciary capacity, in which the Employee serves at the request of the Company to the maximum extent permitted by applicable law. The Company shall advance to Employee the reasonable costs and expenses of investigating and/or defending any such claim, subject to receiving a written undertaking from Employee to repay any such amounts advanced to Employee in the event and to the extent of any subsequent determination by an agency of competent jurisdiction that Employee was not entitled to indemnification hereunder. If Employee is or becomes a party to any action or proceeding in respect of which indemnification may be sought hereunder, Employee shall promptly notify the Company thereof following such notice, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel satisfactory to Employee in its reasonable judgment. After notice from the Company to Employee of the Company's election to assume the defense of such Employee, the Company will not be liable to Employee hereunder for any legal or other expenses subsequently incurred by Employee in connection with the defense thereof other than reasonable costs of investigation. Employee shall not settle any action or claim against Employee without the prior written consent of the Company except at such Employee's sole cost and expense.

6.Miscellaneous.

6.01Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company in a Reorganization, merger or consolidation and any assignee of all or substantially all of the Company's business and properties, but, except as to any such successor of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Employee.

6.02Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of California.

6.03Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.04Amendment and Waiver. This Agreement may not be amended, supplemented, or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision or as a waiver of any breach of another provision.

6.05Binding Effect. Subject to the provisions of Sections 4 & 7 hereof, this Agreement shall be binding on the successors and assigns of the parties hereto. All obligations of Employee with respect to any shares covered by this Agreement shall, as the context requires, bind Employee's spouse and the divorce or death of such spouse shall not vitiate the binding nature of such obligation.

6.06Survival of Rights and Obligations. All rights and obligations of Employee or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

6.07Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

6.08Entire Agreement. This Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof.

In witness whereof, on the date first written above, the undersigned do hereby agree to the terms contained herein.

COMPANY:

/s/ David Michery
David Michery CEO

EMPLOYEE:

/s/ Chester Bragado

Chester Bragado